UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2015

Asia Equity Exchange Group, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	333-192272	46-3366428
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

Unit 1705, Donfang Science and Technology Mansion, Nanshan Distrcit, Shenzhen China  518000
 (Address of principal executive offices)

Registrant's Telephone Number, including area code:  +86 137 23493273

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 28, 2015, the Board of Directors accepted the resignations of Michael Staples and Joel Tweeten as Directors.  Neither Mr. Tweeten nor Mr. Staples has expressed a disagreement with the registrant, known to an executive officer of the registrant, as defined in 17 CFR 240.3b-7, on any matter relating to the registrant's operations, policies or practices.  A copy of this Form 8-K will be furnished to the Mr. Staples and Mr. Tweeten, and if either former director furnishes the registrant with any written correspondence concerning the circumstances surrounding his resignation, the registrant will file a copy of the document as an exhibit to this report.

The Board of Directors appointed Yu Fan to the Board of Directors, effective September 28, 2015. There is no material plan, contract or arrangement (whether or not written) to which Ms. Yu Fan is a party or in which she participates that is entered into in connection with her appointment to the Board of Directors.  Ms. Yu Fan has no family relationships with any of the Company’s directors or executive officers. There are no related person transactions between the Company and Ms. Yu Fan required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Following is a brief description of the business experience of  Ms. Yu Fan:

Yu Fan

From November 2014 to the present, Yu Fan, age 36, has been serving as assistant to the chairman of Yinfu Gold Corporation.

From 2010 to 2014, Ms. Yu Fan worked as the vice president of Shangyuan Electronic Commence Co., Ltd, responsible for the overall operation of the company.  From 2007 to 2010, she served as a general manager assistant in Ziyue Technology Co., Ltd, responsible for the management of the office and in marketing activities.

Since 2012, Ms. Yu Fan has been serving as the vice executive secretary of the Dongguan Internet Financial Association (“DGIFA”). Dongguan City (Chinese: 东莞) is a prefecture-level city in central Guangdong province, China. DGIFA is a non-profit association working to promote economic development.

Ms. Yu Fan graduated from Xi'an International Studies University, located in the northwestern city of Xi'an, China, with a Bachelor’s degree in English in July, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asia Equity Exchange Group, Inc.

Date: October 1, 2015	By:	/s/ Liu Jun
Liu Jun
President